Exhibit 99

Granite City Reports Increase in Revenue in Third
Quarter 2011

Sales Increase 3.0% - Guest Counts Increase 2.2%

MINNEAPOLIS November 8, 2011 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB), a Modern American upscale casual restaurant chain, today reported results for the third quarter ended September 27, 2011.

Highlights for the third quarter and year-to-date 2011 were as follows:

•                  Total restaurant sales increased 3.0% to $22.9 million from $22.3 million in the third quarter of 2010

•                  Total restaurant sales increased 3.5% to $70.1 million from $67.7 million for the first three quarters of 2010

•                  Guest counts increased 2.2% compared to the third quarter of 2010

•                  Restaurant-level Income Before Occupancy (“IBO”) at $5.3 million in the third quarter of 2011 represented an increase of $341,000 over the third quarter of 2010

•                  Restaurant-level IBO at $16.6 million in the first three quarters of 2011 represented an increase of $730,000 over the first three quarters of 2010

“I am very pleased with the quarter and the progress we have made on a number of strategic initiatives in a very short period of time,” said Robert Doran, Chief Executive Officer or of Granite City.  “In the past, we have outlined our plans to grow revenues, increase our efficiency, and utilize our increased G&A in the most effective manner to satisfy our growth objectives.  Each of these items are being addressed with the near completion of four store enhancements, the ground breaking at our new Troy store and the recently announced acquisition of the Cadillac Ranch store in the Mall of America coupled with our opportunity to purchase the assets of additional Cadillac Ranch stores.  Our team has performed very well by balancing the push forward of our strategic goals while not losing focus of our store operations.  Our increase in revenue and profitability over the past quarter and year is impressive.  We have a lot to look forward to in 2012 with strong operations and the upside we are creating as we bring many of the initiatives above on line.”

Third Quarter 2011 Financial Results

Total revenue for third quarter 2011 increased by 3.0% to $22.9 million compared to $22.3 million for the third quarter of 2010.  Total cost of sales before occupancy was $17.6 million in the third quarter of 2011 or 76.9% of sales compared to prior year third quarter cost of sales before occupancy of $17.3 million or 77.7% of sales.

General and administrative expenses were $2.0 million or 8.7% of revenue for the third quarter of 2011 compared to $1.6 million or 7.1% of revenue for the third quarter of 2010.  General and administrative costs included non-cash stock compensation of $143,000 in the third quarter of 2011 compared to $67,000 in the third quarter of 2010.  With the addition of several key members of management in connection with our May 2011 transaction, we expect general and administrative expenses to run at a higher rate in future months.  We believe that the benefit of restaurant upgrades and future restaurant unit growth will offset these expenses in the long term.  We will monitor these expenses closely and will make adjustments as needed.

The net loss for the third quarter of 2011 was $1.0 million compared to a net loss of $1.5 million in the third quarter of 2010.  Net loss per share available to common shareholders was $(0.26) and $(0.20) respectively.  Net loss per share available to common shareholders in the third quarter of 2011 included $(0.04) attributable to dividend declared.  There was a weighted average of 4.7 million and 7.4 million shares of common stock outstanding in the third quarters 2011 and 2010, respectively.

Year-to-Date 2011 Financial Results

Total revenue for the first three quarters of 2011 increased by 3.5% to $70.1 million compared to $67.7 million for the first three quarters of 2010.  Total cost of sales before occupancy was $53.4 million in the first three quarters of 2011 or 76.3% of sales compared to prior year first three quarters cost of sales before occupancy of $51.8 million or 76.5% of sales.

General and administrative expenses were $5.7 million or 8.2% of revenue for the first three quarters of 2011 compared to $4.8 million or 7.1% of revenue for the first three quarters of 2010.  General and administrative costs included non-cash stock compensation of $475,000 in the first three quarters of 2011 compared to $276,000 in the first three quarters of 2010.

The net loss for the first three quarters of 2011 was $1.5 million compared to a net loss of $2.9 million in the first three quarters of 2010.  Net loss per share available to common shareholders was $(1.39) and $(0.40), respectively.  Net loss per share available to common shareholders in 2011 included $(0.05) attributable to dividends declared and $(1.08) attributable to the non-cash beneficial conversion feature.  There were a weighted average of 6.0 million and 7.4 million shares of common stock outstanding in the first three quarters 2011 and 2010, respectively.

At September 27, 2011 the company’s cash balance was $1.4 million and the unused balance of its $5 million line of credit facility at Fifth Third Bank was $4 million.

Cadillac Ranch Transaction

Pursuant to the recently announced Cadillac Ranch master asset purchase agreement, Granite City has closed on the purchase of the assets of one of the restaurants, CR Minneapolis, LLC (“CRM”), which operates a Cadillac Ranch All American Restaurant Bar & Grill in the Mall of America in Bloomington, Minnesota.  The purchase price for these assets was $1.4 million, subject to adjustment, including a reduction if the purchase of the remaining assets is not consummated through no fault of Granite City.  Granite City has assumed CRM’s lease at the Mall of America for the restaurant with certain modifications.

The restaurants subject to the purchase agreement are owned by Clint R. Field or Eric Schilder, managed by Restaurant Entertainment Group and located in Pittsburgh, Pennsylvania; Oxon Hill, Maryland; Indianapolis, Indiana (one restaurant in operation and another under construction); Hallandale Beach, Florida; Bloomington, Minnesota; and Miami, Florida.  Granite City also has an option to buy the assets of an eighth restaurant in Annapolis, Maryland for nominal consideration and assumption of the related lease.  The aggregate purchase price for the assets is $9 million, subject to adjustment including an increase of $200,000 for post-acquisition consulting services.  Additional debt or equity financing will be required to consummate the balance of the asset purchases.

Concept Development Partners Transaction

In May 2011, Granite City received a $9 million infusion of equity capital from Concept Development Partners (CDP) in partnership with Dallas-based private equity firm, CIC Partners, along with $10 million in debt financing from Fifth Third Bank.  The transaction brought the Company capital, additional management and several new, experienced board members including, Mike Rawlings, former President of Pizza Hut and a Founding Partner of CIC Partners, Lou Mucci, the former CFO of BJ’s Restaurants, Michael Staenberg, President of THF Realty, Fouad Bashour, a Founding Partner of CIC Partners, and Rob Doran, former Executive Vice President of McDonald’s.  Rob Doran now serves as CEO of Granite City.  Since CDP’s investment, Granite City has been developing plans to enhance existing stores as well as construct new stores such as the recently announced Troy, Michigan store set to open in early 2012.

Third Quarter 2011 Conference Call

The company will host a conference call to discuss its third quarter 2011 financial results on Wednesday, November 9, 2011 at 10:00 a.m. Central Time.  The call may be accessed by calling 1-888-240-9345 and referencing code 8705504.  A replay of the call will be available for 30 days and may be accessed by calling 1-888-203-1112 and entering replay code 8705504.

About Granite City

Granite City Food & Brewery is a modern American restaurant and brewery.  Everything served at Granite City is made fresh on site using high quality ingredients, including Granite City’s award-winning signature line of craft beers.  The extensive menu features moderately priced favorites served in generous portions.  Our attractive price point, high service standards, and great food and beer combine for a memorable dining experience.  Granite City Food & Brewery Ltd. opened its first restaurant in St. Cloud, Minnesota in 1999 and currently operates 26 Granite City restaurants in 11 states as well as a Cadillac Ranch All American Bar & Grill restaurant at the Mall of America.  Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net).

Forward-Looking Statements, Non-GAAP Financial Measurements, and Comparable Restaurant Data

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level IBO and company-wide EBITDA.  As compared to the nearest GAAP measurement for our company, restaurant-level IBO represents revenue less cost of food, beverage, labor and restaurant operating costs.  We use restaurant-level IBO and restaurant-level IBO as a percentage of revenue as internal measurements of restaurant-level operating performance. Restaurant-level IBO as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP.  We believe that restaurant-level IBO is an important component of our financial results because it is a widely used measurement within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.  We use restaurant-level IBO as a means of evaluating our restaurants’ financial performance compared with our competitors. As compared to the nearest GAAP measurement for our company, company-wide EBITDA represents operating loss with the add-back of depreciation and amortization, net loss on disposal of assets and exit or disposal costs (Rogers & Troy). We use company-wide EBITDA as a way to measure our overall internal operational performance without restaurant closings and as a means of evaluating our financial performance compared with our competitors.  These non-GAAP measurements should not be used as substitutes for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. Schedules of reconciliations of restaurant-level IBO and company-wide EBITDA for the third quarter and first three quarters of 2011 and 2010 are provided herein.

Contacts:	Robert J. Doran	James G. Gilbertson

	Chief Executive Officer	Chief Financial Officer

	(952) 697-2393	(952) 215-0676

Granite City Food & Brewery Ltd.

Condensed Consolidated Statements of Operations

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2011	2010	2011	2010

Restaurant revenue	$22,945,303	$22,271,547	$70,072,350	$67,729,980

Cost of sales:
Food, beverage and retail	6,252,503	6,163,390	19,048,008	18,694,615
Labor	7,803,658	7,639,081	23,983,390	23,203,003
Direct restaurant operating	3,583,686	3,504,658	10,410,292	9,931,699
Occupancy	1,858,212	1,997,789	5,250,643	6,399,753
Total cost of sales	19,498,059	19,304,918	58,692,333	58,229,070

Pre-opening	6,608	—	6,608	—
General and administrative	1,985,543	1,588,399	5,736,591	4,803,441
Depreciation and amortization	1,458,486	1,512,449	4,526,246	4,469,527
Exit or disposal activities	17,660	374,485	(156,900)	634,876
(Gain) loss on disposal of assets	36,340	17,969	(34,619)	(58,186)
Operating income (loss)	(57,393)	(526,673)	1,302,091	(348,748)

Interest:
Income	20	5,968	4,197	10,151
Expense	(948,013)	(936,985)	(2,824,059)	(2,590,658)
Net interest expense	(947,993)	(931,017)	(2,819,862)	(2,580,507)

Net loss	$(1,005,386)	$(1,457,690)	$(1,517,771)	$(2,929,255)

Loss per common share, basic	$(0.26)	$(0.20)	$(1.39)	$(0.40)

Weighted average shares outstanding, basic	4,653,852	7,367,895	5,961,102	7,366,807

Selected Balance Sheet Information

	September 27, 2011	December 28, 2010

Cash	$1,435,333	$3,104,320
Current assets, including cash	$3,420,193	$4,817,027
Total assets	$54,161,726	$56,463,061
Current liabilities	$9,901,321	$14,014,137
Total liabilities	$51,929,317	$53,005,994
Shareholders’ equity	$2,232,409	$3,457,067

Non-GAAP Reconciliations Q3 2011 and Q3 2010 Results

	Q3 2011	% of Sales	Q3 2010	% of Sales

Restaurant revenues	$22,945,303	100%	$22,271,547	100%

Cost of sales:
Food, beverage and retail	6,252,503	27.2%	6,163,390	27.7%
Labor	7,803,658	34.0%	7,639,081	34.3%
Direct restaurant operating expenses	3,583,686	15.6%	3,504,658	15.7%

Restaurant-level IBO*	$5,305,456	23.1%	$4,964,418	22.3%

Occupancy	1,858,212	8.1%	1,997,789	9.0%
Pre-opening	6,608	—	—	—
General and administrative	1,985,543	8.7%	1,588,399	7.1%

Company-wide EBITDA*	1,455,093	6.3%	1,378,230	6.2%

Depreciation and amortization	1,458,486		1,512,449
Exit or disposal activities, other	54,000		392,454

Operating loss	(57,393)		(526,673)

Interest:
Income	20		5,968
Expense	(948,013)		(936,985)
Net interest expense	(947,993)		(931,017)

Net loss	$(1,005,386)		$(1,457,690)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding.

Non-GAAP Reconciliations Q3 2011

	Q3 YTD 2011	% of Sales	Q3 YTD 2010	% of Sales

Restaurant revenues	$70,072,350	100%	$67,729,980	100%

Cost of sales:
Food, beverage and retail	19,048,008	27.2%	18,694,615	27.6%
Labor	23,983,390	34.2%	23,203,003	34.3%
Direct restaurant operating expenses	10,410,292	14.9%	9,931,699	14.7%

Restaurant-level IBO*	$16,630,660	23.7%	$15,900,663	23.5%

Occupancy	5,250,643	7.5%	6,399,753	9.4%
Pre-opening	6,608	—	—	—
General and administrative	5,736,591	8.2%	4,803,441	7.1%

Company-wide EBITDA*	5,636,818	8.0%	4,697,469	6.9%

Depreciation and amortization	4,526,246		4,469,527
Exit or disposal activities, other	(191,519)		576,690

Operating loss	1,302,091		(348,748)

Interest:
Income	4,197		10,151
Expense	(2,824,059)		(2,590,658)
Net interest expense	(2,819,862)		(2,580,507)

Net loss	$(1,517,771)		$(2,929,255)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding.